OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2011 SECOND QUARTER RESULTS

Houston, Texas - May 6, 2011 - OYO Geospace (NASDAQ: OYOG) today announced net income of $8.7 million, or $1.38 per diluted share, on revenues of $50.7 million for its quarter ended March 31, 2011. This compares with a net income of $2.8 million, or $0.45 per diluted share, on revenues of $30.8 million in the comparable quarter last year.

For the six months ended March 31, 2011, OYO Geospace recorded sales of $93.8 million and net income of $16.9 million, or $2.70 per diluted share. For the comparable period last year the company recorded sales of $57.1 million and net income of $3.9 million, or $0.63 per diluted share.

"We are very pleased with our second quarter financial performance, establishing new records for both revenues and profits. During the second quarter we experienced strong demand for most of our seismic product lines, with exceptional demand for our marine and reservoir products. In each case, revenues from these products significantly outpaced our sequential first quarter revenues as well as our prior year second quarter revenues. In addition, sales and rentals of our GSR wireless data acquisition system significantly outperformed the comparable quarter of last year, and sequentially were in line with our revenues in the first quarter," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"We are especially pleased with the pace of acceptance of the GSR. During the second quarter, we sold over 13,000 channels bringing our customer-owned GSR channel count to over 62,000. In addition, we delivered another 15,000 rental channels during the second quarter bringing our total rental fleet to more than 24,000 GSR channels. We now have 18 customers utilizing the GSR system around the world for their seismic data acquisition needs.

"Our customers are reporting increasing demand for their seismic services which translates into higher equipment demand. Quoting activities and opportunities are high for all products. We continue to receive numerous GSR inquiries and requests for demonstrations around the world as customers seek to take advantage of wireless technology. We are especially proud of our workforce and their dedication and commitment to meet increased output quotas during these periods of high product demand. Our workforce now exceeds 1,000 employees, and has increased 14% since the beginning of the fiscal year."

"Our cash balances remain at healthy levels despite significant cash investments in GSR inventories and our GSR rental fleet. In March, we entered into a new three-year banking agreement with Frost Bank which includes a $25 million revolving credit facility. We ended the second quarter with no long-term debt on our balance sheet and over $100 million of working capital. We believe we are well positioned for the opportunities ahead."

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Sales	$ 50,696	$ 30,781	$ 93,797	$ 57,097
Cost of sales	29,012	20,492	53,020	39,647
Gross profit	21,684	10,289	40,777	17,450
Operating expenses:
Selling, general and administrative	5,308	3,974	9,750	7,713
Research and development	3,225	2,269	6,165	3,997
Bad debt expense (recovery)	103	(378)	33	(420)
Total operating expenses	8,636	5,865	15,948	11,290
Gain (loss) on disposal of equipment	--	(184)	16	(184)
Income from operations	13,048	4,240	24,845	5,976
Other income (expense):
Interest expense	--	(51)	(43)	(135)
Interest income	67	51	129	102
Foreign exchange gains (losses)	(94)	54	46	104
Other, net	(17)	6	(37)	(168)
Total other income (expense), net	(44)	60	95	(97)
Income before income taxes	13,004	4,300	24,940	5,879
Income tax expense	4,302	1,492	8,025	1,970
Net income	$ 8,702	$ 2,808	$ 16,915	$ 3,909
Basic earnings per share	$ 1.41	$ 0.47	$ 2.75	$ 0.65
Diluted earnings per share	$ 1.38	$ 0.45	$ 2.70	$ 0.63
Weighted average shares outstanding - Basic	6,166,290	6,028,416	6,142,197	6,020,697
Weighted average shares outstanding - Diluted	6,297,254	6,227,083	6,265,181	6,203,880